ITRONICS INC. AND SUBSIDIARIES

                         COMPUTATION OF LOSS PER SHARE
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                  EXHIBIT 11


                                                 1997          1996
                                                ------        ------
Common and common equivalent shares used in determining net loss per share

	Weighted average number of common
       shares outstanding during the
       period                                 32,718,152     29,362,017

        Common equivalent shares                    -              -
                                              ----------     ----------

                                              32,718,152     29,362,017
                                              ==========     ==========

Net Loss                                      $  530,921     $  156,891

Cumulative preferred dividends for the
 period                                           26,000         39,520
                                               ---------      ---------
Net loss plus cumulative preferred dividends
 for the period                               $  556,921     $  196,411
                                               =========      =========

Loss per share                                $   0.0170     $   0.0067
                                               =========      =========


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